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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 8  )*



                            MISSION WEST PROPERTIES, INC.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                  605200203
                   -----------------------------------------
                                (CUSIP Number)





                               June 28, 2000
                   -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.  605200203                SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          INGALLS & SNYDER LLC
          13-5156620
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          NEW YORK STATE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        106,447
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         575,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       106,447
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   1,316,350
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,316,350 Shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [x  ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               BD
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF  4   PAGES
                               -----    -----

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      MISSION WEST PROPERTIES, INC.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      10050 BANDLEY DRIVE
                                      CUPERTINO, CA 95014

ITEM 2(a)   Name of Person Filing:

                                      INGALLS & SNYDER LLC

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      61 BROADWAY
                                      NEW YORK, NY 10006

ITEM 2(c)   Citizenship:

                                      NEW YORK STATE LLC

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      605200203

ITEM 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or
            (c), Check Whether the Person Filing is a:

(a) [X]  Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_]  Bank as defined in Section 3(a) (6) of the Exchange Act.

(c) [_]  Insurance company as defined in Section 3(a) (19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [_]  An investment advisor in accordance with Rule 13d-1 (1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1c, check this box [_]

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                        1,316,350 Shares

      (b)   Percent of Class:                                 7.7%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:       106,447

        (ii)  shared power to vote or to direct the vote:     575,000

(iii) sole power to dispose or to direct the disposition of:  106,447

        (iv)  shared power to dispose or to direct the disposition of:
                                                              1,316,350

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable



                               Page 3 of 4 pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


ITEM 10.  CERTIFICATION

      (a) BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIERED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF
THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.




                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     June 28, 2000
                        INGALLS & SNYDER LLC

                        By: /s/ EDWARD H. OBERST
                      ------------------------------
                                 EDWARD H. OBERST
                                 MANAGING DIRECTOR




                               Page 4 of 4 pages